Exhibit 99.1
Medifast, Inc. Announces $100M Accelerated Share Repurchase Program
Investment demonstrates confidence in long-term growth model, aligns interests with stockholders

BALTIMORE -- June 1, 2022 /PRNewswire/ -- Medifast, Inc. (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, announced today it has entered into an accelerated share repurchase agreement (“ASR”) with JPMorgan Chase, National Association (“JPM”), to repurchase an aggregate of $100 million of the company’s common stock. This equates to approximately 600,000 shares, at the closing price on May 31, 2022, and represents approximately 5% of the company’s fully diluted outstanding stock. The company is expected to fund the ASR program using available cash on hand and borrowings under the company’s existing credit facility.

“This transaction is an important component of our capital allocation strategy as we continue to invest in the business,” said Dan Chard, Chairman and Chief Executive Officer of Medifast. “This ASR reflects our confidence in Medifast’s ability to drive rapid, sustainable growth and long-term value for all stakeholders. Investing in ourselves alongside our stockholders aligns everyone’s interests for future performance.”

Subject to completion of this ASR, the company is expected to have approximately 1.4 million of the company’s common stock remaining available for repurchase under its current repurchase authorization. While the amount and timing of future share purchases are subject to a number of factors, including the company’s business, share price and general market conditions, the company intends to continue to return capital to stockholders through dividends and share repurchases. The remaining share repurchases may be made from time to time through open market purchases, 10b5-1 plans, future ASR programs or through privately negotiated transactions. Medifast continues to generate strong free cash flow and has ample financial capacity to sustain its balanced approach to capital allocation. This includes investments in technology, along with digital and consumable product innovation intended to build on the company’s success as a leader in the weight management industry and enable expansion into the broader $230 billion health and wellness market.

Under the ASR, the company will make an initial payment of $100 million to JPM and receive an initial delivery of approximately 480,000 shares of the company’s common stock. The final number of shares to be repurchased under the ASR program will be based on the average of the daily volume-weighted average prices of the company’s common stock during the repurchase period, less a discount, and is subject to adjustments pursuant to the terms of the ASR agreement. The final settlement of the ASR program is expected to be completed in the third quarter of 2022.

About Medifast:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Customers achieve Lifelong Transformation, One Healthy Habit at a Time®. As the publicly traded market leader by revenue in the U.S. $7 billion weight management industry, the company has impacted more than 2 million lives through its Community of OPTAVIA Coaches, who teach Customers how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2022 as one of America’s Best Mid-Sized Companies by Forbes, in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.

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Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," “anticipate,” “expects” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, constraints, volatility or disruptions in the capital markets or other factors affecting the amount and timing of share repurchases; Medifast’s ability to complete the ASR; the number of shares that will be delivered to Medifast under the ASR; whether or not Medifast will continue, and the timing of, any future share repurchases; risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems, disruptions in Medifast’s supply chain, Medifast’s inability to continue to develop new products, effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches, Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches, the departure of one or more key personnel, Medifast’s inability to protect against online security risks, to protect its brand, to protect against product liability claims, Medifast’s planned growth into domestic and international markets, adverse publicity associated with Medifast’s products, Medifast’s inability to continue declaring dividends, fluctuations of Medifast’s common stock market price, the impact of the COVID-19 pandemic on Medifast’s results, the severity, length and ultimate impact of the COVID-19 pandemic on people and economies, increases in competition, litigation, consequences of other geopolitical events, natural disasters, acts of war, or climate change, activist investors, regulatory changes, inflation, labor shortages, market conditions and resulting impact on consumer spending, and a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on Form 10-Q for the quarter ended March 31, 2022, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:

ICR, Inc.
Reed Anderson
InvestorRelations@medifastinc.com
(800) 763-9953